Exhibit 99.2

Hunsaker, Inc.
July 20, 2011

TO:           Gold Standard Ventures Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form 20-F (the “20-F”) of Gold Standard Ventures Corp. to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended.

I, Ernest L Hunsaker III, CPG 8137, on behalf of myself and Hunsaker , Inc., hereby consent to the references to, and the information derived from, the following report and to the references, as applicable, to my name and Hunsaker Inc.’s name in connection with the following report in the 20-F: Technical Report on the Railroad Project, Elko County, Nevada USA, dated May 9, 2010.

Yours truly,

/s/ Ernest L. Hunsaker
Ernest L Hunsaker III, CPG 8137